EXHIBIT 11

               COMPUTATION OF EARNINGS PER SHARE

                                         Three months      Three months
                                             ended             ended
                                        March 31, 1996    March 31, 1995
                                        --------------    --------------
Calculation of common and
  common equivalent shares:

  Shares outstanding at beginning
    of the period                            1,054,000        1,051,000

  Weighted average number of
    shares issued during the
    period:

    Issuance of shares                           1,000
                                             ---------        ---------
    Weighted average shares
      outstanding                            1,055,000        1,051,000

  Common equivalent shares if
    stock options were exercised                 5,000            1,000
                                             ---------        ---------
  Average number of common and
    common equivalent shares
    outstanding                              1,060,000        1,052,000
                                             =========        =========
Calculation of earnings per share:

  Net income                                  $364,000          $19,000

  Average number of common and
    common equivalent shares
    outstanding                              1,060,000        1,052,000
                                             ---------        ---------
  Net income per common and common
    equivalent share                              $.34             $.02
                                                  ====             ====

     Fully diluted earnings per share is equivalent to primary earnings per share as the period-end market price of common stock does not result in greater dilution.